Exhibit 99.1

Schedule of Late Reported Transactions (and transactions within 60 days prior to such transactions)

Date of Late Reported Transaction	Date of Transaction 60 days prior to Late Reported Transaction	Amount of Shares Acquired (Disposed)	Price per Share(1)	How Transaction Was Effected
12/20/01		(8,437)	N/A	Gift(2)
12/20/01		(8,437)	N/A	Gift(3)
12/20/01		7,500	N/A	Gift Received(4)
6/9/04		(21,060)	N/A	Gift(5)
1/5/05		(20,253)	$15.55	Sale(6)
1/5/05		(3,753)	$15.55	Sale(7)
1/5/05		(147)	$15.55	Sale(8)
	12/22/04	(4,185)	N/A	Gift(2)
	12/22/04	(4,185)	N/A	Gift(3)
	12/29/04	(67,500)	N/A	Gift(2)
	12/31/04	(675)	N/A	Gift(2)
	12/31/04	(675)	N/A	Gift(3)
	1/3/05	(11,316)	$16.33	Sale(6)
	1/3/05	(2,088)	$16.33	Sale(7)
	1/3/05	(88)	$16.33	Sale(8)
12/16/05		37,500	N/A	Vesting of Option Grant
7/10/06		(138,682)	N/A	Transfer(9)
10/16/08		168,750	$2.29	Option Exercise
10/16/08		(61,885)	$6.25	Shares Withheld(10)
6/5/09		(11,250)	N/A	Transfer(9)
	5/23/09	12,501	N/A	Vesting of Option Grant
12/8/10		112,500	$13.40	Option Exercise
12/8/10		(106,309)	$14.77	Shares Withheld(10)
	10/21/10	37,500	N/A	Restricted Stock Grant
	11/5/10	(1,336)	$13.61	Shares Withheld(10)
	11/5/10	8,700	N/A	Vesting of Option Grant
12/15/11		(167,640)	N/A	Transfer(9)
	10/21/11	13,500	N/A	Restricted Stock Grant
	11/5/11	8,700	N/A	Vesting of Option Grant

(1)  Average sale price where multiple transactions occurred on a specific date

(2)  Gift by Reporting Person

(3)  Gift by Reporting Person’s Wife

(4)  Gift received by Children’s Trust

(5)  Gift by Non-Profit Corporation

(6)  Sale by Reporting Person

(7)  Sale by Reporting Person’s Wife

(8)  Sale by Dico Group, Inc.

(9)  Transfer from Children’s Trust to adult child of Reporting Person

(10)  Shares withheld for taxes and/or exercise price of options